Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 12, 2015 with respect to the audited consolidated financial statements of RKI Exploration & Production, LLC as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Oklahoma City, Oklahoma

December 15, 2015